FINANCIAL COUNSELING PROGRAM

Countrywide Credit Industries, Inc. has retained the services of The AYCO Company, L.P., ("AYCO") headquartered in Albany, New York, to provide ongoing financial counseling and income tax preparation services to certain executives of the Company.

In addition to the annual continuing service corporate retainer of $10,925, the fees payable to AYCO in 2002 are as follows:

Managing Directors (original eligibles	First Year $16,400	Second Year $10,950	Continuing Service $10,950

The annual fee for Mr. Mozilo is $26,000 and the fee for Mr. Kurland is $18,025. Tax preparation fees are charged on an as-incurred basis (hourly rate) for Messrs. Mozilo and Kurland.

The executive reimburses the Company 15% of the fee paid on his or her behalf. Fees for future years are subject to adjustment based on changes in the financial service Consumer Price Index.